NONCOMPETITION AGREEMENT

     NONCOMPETITION AGREEMENT (this "Agreement") dated as of January 19, 2000, between ANDY J. STORMENT, a resident of the State of Oregon ("Shareholder"), and PSC Inc., a New York corporation ("Purchaser").


                              W I T N E S S E T H :

     WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of November 9, 1999 (the "Merger Agreement"), among Purchaser, West Acquisition Corp., a Washington corporation and wholly-owned subsidiary of Purchaser ("Newco"), and Percon Incorporated, a Washington corporation (`Percon"), Newco is merging (the "Merger") with and into Percon and Percon is surviving the Merger and will continue its corporate existence under the laws of the State of Washington.

     WHEREAS, Percon's business consists of, among other things, designing, engineering, developing, manufacturing, marketing, distributing, selling, licensing and servicing data collection and management hardware and software products primarily for the automatic data collection industry and the associated goodwill developed in connection therewith ("Goodwill").

     WHEREAS, following the Merger, Purchaser will own 100% of the issued and outstanding shares of Percon.

     WHEREAS, Shareholder and an affiliate of Shareholder beneficially own approximately 16.6% of the issued and outstanding shares of Percon, is receiving, directly or indirectly, substantial consideration in connection with the Merger and is associated with the Goodwill such that Shareholder may be in a position to divert the Goodwill for the benefit of a competing enterprise.

     WHEREAS, to induce Purchaser to complete the Merger and to preserve the Goodwill, it is a condition to the obligations of Purchaser under the Merger Agreement that Shareholder enters into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

     1.  Agreements.

     (a) Noncompetition. Shareholder will not, directly or indirectly, for a period of two (2) years following the Closing Date (as defined in the Merger Agreement) in any location worldwide.

         i. engage in, continue in or carry on any business that competes with the Business (as defined below);

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         ii. own or control  any  Conflicting  Organization  (as defined  below)
     (other than as a holder of not more than five percent (5%) of the combined voting power of the outstanding stock of a publicly-traded company);

         iii.consult with, advise or assist in any way, whether or not for consideration, any Conflicting Organization in any respect, including, but not limited to, advertising or otherwise endorsing the products of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; or engaging in any form of business transaction on other than an arm's-length basis with any such entity; or

         iv. engage in any practice the purpose of which is to evade the provisions of this covenant not to compete.

Notwithstanding the foregoing,

         (x) Shareholder may engage in a business (an "Excepted Business") as to which, and only for so long as, all of the following conditions are met:
     (A) the business derives less than twenty percent (20%) of its revenues from the resale of products and services that are Business Products (as defined below) or other products of Purchaser and its affiliates (as defined below) and the business does not design or manufacture Business Products or other products of Purchaser and its affiliates; (B) the business is not owned or controlled by any Conflicting Organization that would be a Conflicting Organization even if it did not own or control the Excepted Business; (C) Shareholder uses his best efforts (subject to his obligations to such business) to cause such business to resell Business Products of Purchaser or its affiliates and other products of Purchaser and its affiliates in lieu of comparable products of competitors to the extent Purchaser and/or its affiliates make such products available on competitive terms and conditions; and (D) Shareholder obtains the consent of Purchaser to engage in such business in advance, which consent Purchaser may not unreasonably withhold but which Purchaser may give contingent on
     Shareholder's continued compliance with the other conditions in this paragraph. Without limitation, Shareholder's obligation to use best efforts shall include (subject to his obligations to such business) meeting, at Purchaser's request, with a representative of Purchaser to discuss, among other matters, a transition schedule under which such business would attempt to sell Business Products and other products of Purchaser and its affiliates as an increasing percentage of such business's sales.

         (y) Each covenant of Shareholder in this Section 1 shall extend for a period of three (3) years following the Closing Date in respect of each of the following (the "Specified Organizations"): Symbol Technologies, Inc.; Metrologic Instruments Inc.; Telxon Corporation; Welch Allyn Data Collection, Inc./Hand Held Products Inc.; Intermec Technologies Corp. (UNOVA); Teklogix Corp. and any subsidiary, joint venture or affiliate of any of the foregoing.

For purposes of this Agreement, "affiliate" shall mean, with respect to any entity, any other person or entity controlling, controlled by or under common control with such entity.

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     (b) Recognizing  the  specialized  nature of the business of Percon and its affiliates and the scope of competition, Shareholder acknowledges the geographic scope of this covenant not to compete to be reasonable and to be coextensive with the business of Percon and its affiliates on the date hereof. The time period of this covenant shall be extended for any period during which Shareholder is in breach of Section 1(a).

     (c) Confidential Information. Without limiting Shareholder's obligations in respect of trade secrets and similar information under applicable law,
Shareholder will (i) hold Confidential Information (as defined below) in strictest confidence and not use such Confidential Information, disclose such Confidential Information to any person or entity or authorize any person to use or disclose such Confidential Information without the written authorization of Purchaser, except in connection with services Shareholder is rendering in the normal course of his employment or consultancy (if any) with Purchaser, (ii) comply with all policies and procedures as Purchaser may from time to time establish to protect and preserve Confidential Information of which Shareholder has received notice and (iii) exercise due care in safeguarding Confidential Information against disclosure of any kind or nature, whether intentional or unintentional, and use his best efforts to ensure the maintenance of its confidentiality. As used herein, "Confidential Information" means any confidential information or knowledge or data of Percon or any of its affiliates, whether or not patentable or copyrightable, in any way acquired by Shareholder through the date hereof including without limitation information or knowledge (A) of a technical nature, such as, but not limited to, Trade Rights (as defined in the Merger Agreement), methods, know-how, formulae, compositions, drawings, blueprints, compounds, processes, discoveries, machines, manufacturing procedures, techniques, computer databases, source codes, computer codes, designs, programs, prototypes, inventions and computer programs; (B) of a business nature, such as, but not limited to, information about sales or lists of customers (including mailing lists), prices, costs, purchasing, profits, markets, sales and marketing methods, documents, records, contract forms, computer disks containing data and other materials and information relating to the products, services or business of Percon and affiliates, strengths and weaknesses of products, business processes, business and marketing plans and activities and employee personnel records; (C) information pertaining to future developments, such as, but not limited to, research and development and future marketing or merchandising plans or ideas; or (D) of or pertaining to the customers and vendors that Shareholder learns or has learned as a consequence of his ownership of or employment with Percon and as to which Percon and/or any of its affiliates has an obligation of secrecy; provided, however, that Confidential Information shall not include information that is or becomes publicly available other than through breach by Shareholder of his obligations hereunder..

     (d) Customers. As an independent obligation of Shareholder, Shareholder will not, on behalf of a Conflicting Organization, during the two-year period following the Closing Date, be connected in any way with the solicitation of any then current or potential customers of Percon or any of its affiliates who were such customers prior to the date hereof.

     (e) Employees. For a period of two years after the date hereof, Shareholder will not, other than on behalf of Purchaser or any of its affiliates, employ, induce to leave the employ of Percon or any affiliate of Percon, or associate as a partner, member or otherwise in a direct, material business relationship with
(i) any employee, consultant or sales representative of Percon or any affiliate of Percon, (ii) any person who shall have been an employee, consultant or sales

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representative  of Percon or any affiliate of Percon within the one-year  period prior to the date hereof or (iii) any person who shall have been an employee, consultant or sales representative of Percon or any affiliate of Percon at any time during the one year after the date hereof who became known to Shareholder prior to the date hereof by virtue of his relationship with Percon or any affiliate of Percon. This paragraph shall not apply to employees whose duties are secretarial or clerical or to employees whose employment Percon or any affiliate of Percon has terminated after the date hereof.

     (f) Conflicting Organizations. The term "Conflicting Organization" means any person (including Shareholder as sole proprietor), entity, corporation, partnership, joint venture or other organization, or the part or division of any diversified organization, engaged in or planning or attempting to become engaged in the Business (as defined below). Without limitation, each of the Specified Organizations shall be deemed a Conflicting Organization. The term "Business" means the design, engineering, development, manufacture, marketing, distribution, sale, license and/or service of Business Products (as defined below). The term "Business Products" means: (i) radio frequency and batch portable data collection terminals, (ii) fixed station and integrated decoders,
(iii) hand-held or fixed laser, CCD or image scanners, (iv) warehouse management and fixed asset management application software, and (v) products that are being developed, manufactured, marketed, distributed, sold, licensed or serviced by Percon or any affiliate of Percon as of the date hereof or are within the actual or demonstrably anticipated research or development of Percon or any affiliate of Percon as of the date hereof.

     (g) Severability. The parties intend that the covenants of Shareholder contained in this Section 1 shall be construed as a series of separate covenants, one for each city, county or other political subdivision of the State of Oregon and of each and every other State of the United States, or any other country in the world, including France, each of which is deemed to be separately named herein, where Percon or any of its affiliates is developing, manufacturing, marketing, distributing, selling, licensing and/or servicing products or attempting to do any of the foregoing as of the date hereof, each for a series of one-year periods within the time span of the covenants contained in this Section 1. Except for geographic coverage and periods of effectiveness, each such separate covenant shall be identical in terms to the covenants contained in this Section 1. If in any judicial proceeding a court shall refuse to enforce any of the separate covenants deemed included in this Section 1, then such unenforceable covenants shall be deemed eliminated for the purpose of that proceeding to the extent necessary to permit the remaining separate covenants to be enforced. It is the agreement of the parties that the maximum protection available under the law within the foregoing limits shall be provided to Purchaser and that if the restrictions hereby imposed are deemed by a court to be unreasonably broad in time, territory or scope, then this Section 1 shall be construed to impose only such restrictions as are not unreasonable.

     (h) Compensation. In consideration of the agreement of Shareholder set forth above, Purchaser shall pay to Shareholder in cash $18,750 per calendar quarter over the eight (8)-quarter period commencing on the date hereof. The initial such payment shall be made on the date that is the three (3) month anniversary of the date hereof, with the remaining seven (7) payments being made on the same day of each successive third month thereafter. If Purchaser shall default in the obligation to make such payments to Shareholder, then Shareholder shall be released from his obligations set forth in this Section 1. Subject to the foregoing, the covenants of Shareholder in this Section 1 shall be deemed independent covenants and be enforceable against Shareholder without regard to the breach by Purchaser of any other provision of this Agreement or any provision of the Merger Agreement or any other agreement.

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     2.  Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Oregon, without reference to conflict of law principles of any jurisdiction (including without limitation Oregon) which would result in the application of the domestic substantive laws of any other jurisdiction.

     3. Successors and Assigns. Purchaser may sell,assign or otherwise transfer the covenants of Shareholder herein, in whole or in part, to any person or entity that purchases all or substantially all of the business of Percon. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon any such purchaser, assignee or transferee, whether or not for valuable consideration.

     4. Equitable Relief for Violations. Shareholder agrees that the provisions and restrictions contained in this Agreement are necessary to protect the legitimate continuing interests of Purchaser in acquiring Percon pursuant to the Merger Agreement, that any violation or breach of these provisions will result in irreparable injury to Purchaser for which a remedy at law would be inadequate and that, in addition to any relief at law that may be available to Purchaser for such violation or breach and regardless of any other provision contained in this Agreement, Purchaser shall be entitled to injunctive and other equitable relief without posting any bond or other security. Nothing herein, however, shall be construed as prohibiting Purchaser from pursuing, in conjunction with an injunction or otherwise, any other remedies available to Purchaser for such breach or threatened breach, including the recovery of damages from Shareholder.

     5. Severability. If any term of this Agreement or the application thereof is held invalid or unenforceable, then the validity or unenforceability shall not affect any other term of this Agreement. This Agreement shall be enforced to the broadest extent possible under the law.

     6. Notices.All notices given in connection with this Agreement shall be in writing and shall be delivered either by personal delivery, by certified or registered mail, return receipt requested, or by a recognized express courier or delivery service, addressed to the parties hereto at the following addresses:

     (a) If to Shareholder, to:

         Mr. Andy J. Storment
         855 Lariat Drive
         Eugene, OR  97401

         with a copy to:

         Perkins Coie LLP
         1211 S.W. Fifth Avenue, Suite 1500
         Portland, Oregon 97204-3715
         Attention:  Roy W. Tucker

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     (b) If to Purchaser, to:

         PSC Inc.
         675 Basket Road
         Webster, New York 14580
         Attention:  Elizabeth J. McDonald

         with a copy to:

         Patrick G. Quick
         Foley & Lardner
         777 East Wisconsin Ave.
         Milwaukee, Wisconsin  53202

or at such other address and number as either party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. If notice is personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by express courier or delivery service pursuant to this paragraph, such communication shall be deemed delivered upon actual receipt or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal.

     7.  Counterparts.   This  Agreement  may  be  executed  in  any  number  of
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same agreement.

     8. Waiver. Any waiver of a breach of any of the terms of this Agreement shall not operate as a waiver of any other breach of such terms or of any other terms, nor shall failure to enforce any term hereof operate as a waiver of any such term or of any other term.

     9. Captions. All headings and captions are for convenience of reference only and are not part of this Agreement, and shall have no effect on the construction or interpretation of this Agreement or any section, subsection, clause, or provisions hereof.

     10. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     11. Exclusive Agreement; No Third-Party Beneficiaries. Subject to the terms of any employment or consulting agreement that may give rise to independent obligations to Purchaser or others, this Agreement and the Merger Agreement constitute the sole understanding of the parties with respect to the subject matter hereof. The parties hereto intend to confer upon Purchaser and upon any affiliates of Purchaser any and all rights and remedies in connection with Shareholder's covenants contained herein. This Agreement shall be binding upon and inure to the benefit of Purchaser, its successors and assigns and Shareholder and his heirs, executors, administrators and legal representatives. Subject to the foregoing and to Section 3, nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

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     12. Taxes. Shareholder has sole responsibility for the payment of state and federal income tax upon any payments made by PSC to Shareholder under this Agreement, which payments shall be subject to withholding to the extent required by applicable law.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                              PSC INC.



                              By:
                                 --------------------------------
                              Its:
                                  -------------------------------



                              -------------------------------------
                              Andy J. Storment

                                      -97-